                                                                  EXHIBIT (e)(7)

                             DAVE & BUSTER'S, INC.
                               2481 MANANA DRIVE
                              DALLAS, TEXAS 75220

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2002

To the holders of Common Stock of
Dave & Buster's, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dave & Buster's, Inc. (the "Company") will be held in The Show Room at Dave & Buster's, 10727 Composite Drive, Dallas, Texas, on Tuesday, June 11, 2002, at 1:00 p.m. local time, for the following purposes:

          (a) To elect one class of directors (consisting of three directors) of the Company for a three year term, or until their successors have been elected and qualified;

          (b) To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 17, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

                                          By Order of the Board of Directors

                                          /s/ JOHN S. DAVIS

                                          JOHN S. DAVIS
                                          Vice President, General Counsel and
                                          Secretary

Dallas, Texas
May 3, 2002

                             DAVE & BUSTER'S, INC.
                               2481 MANANA DRIVE
                              DALLAS, TEXAS 75220

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2002

     This Proxy Statement is furnished to holders of the Common Stock of Dave & Buster's, Inc., a Missouri corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, June 11, 2002, and at any and all adjournments or postponements thereof (the "Annual Meeting"). Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

     This Proxy Statement and accompanying form of proxy are being mailed to the Company's stockholders on or about May 3, 2002. The Company's Annual Report, covering the Company's fiscal year 2001, is enclosed herewith but does not form any part of the materials for solicitation of proxies.

                               QUORUM AND VOTING

     Record Date. The record date for the Annual Meeting ("Record Date") is April 17, 2002. Only holders of record of common stock at the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, approximately 13,266,611 shares of Common Stock.

     Quorum. In order for any business to be conducted at the Annual Meeting, the holders of more than 50% of the shares entitled to vote must be represented at the meeting, either in person or by properly executed proxy. If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders who are present may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

     Voting by Street Name Holders. If a stockholder owns shares in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

     Required Vote. The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting. Abstentions and "broker non-votes" are counted as present and entitled to vote for the purposes of determining a quorum but are not counted for purposes of the election of a director.

     The Company believes that approximately 1,488,619 shares owned or controlled on the Record Date by the Directors and Executive Officers of the Company, constituting approximately 11.2% of the outstanding Common Stock, will be voted in favor of each of the proposals.

     Proxies. If the enclosed Proxy is properly executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated. If a stockholder does not indicate any voting instructions, such stockholder's shares will be voted (i) FOR the election to a three year term as directors of the Company of the three nominees set forth above; and (ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

     A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: Dave & Buster's, Inc., 2481 Manana Drive, Dallas, Texas 75220, Attention: John S. Davis, Vice President, General Counsel and Secretary.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of April 1, 2002, for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers of the Company named in the table under "Summary of Executive Compensation" and (iv) all of the directors and executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to the listed shares.

                                                              SHARES BENEFICIALLY
                                                                   OWNED(1)
                                                              -------------------
NAME                                                           NUMBER     PERCENT
----                                                          ---------   -------
5% OR MORE STOCKHOLDERS
LJH Corporation(2)..........................................  1,000,000     7.4%
Dimensional Fund Advisors, Inc.(3)..........................    917,080     6.8%
DIRECTORS AND EXECUTIVE OFFICERS:
David O. Corriveau(4).......................................    716,968     5.2%
James W. Corley(5)..........................................    716,967     5.2%
W.C. Hammett(6).............................................     25,000       *
Sterling R. Smith(7)........................................     80,095       *
John S. Davis(8)............................................     14,667       *
Allen J. Bernstein(9).......................................     27,500       *
Peter A. Edison(10).........................................    311,768     2.3%
Bruce H. Hallett(11)........................................     30,500       *
Walter S. Henrion(12).......................................     93,100       *
Mark A. Levy(13)............................................     12.500       *
Christopher C. Maguire(14)..................................     30,500       *
ALL DIRECTORS AND OFFICERS AS A GROUP (24 PERSONS)(15)......  2,480,984    17.2%

---------------

  *  Indicates less than 1%.

 (1) Pursuant to the rules of the Securities and Exchange Commission ("SEC"), shares of the Company's Common Stock that a person has the right to acquire within 60 days (on or before May 31, 2002) are deemed to be outstanding for the purposes of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Based upon a 13D filing with the SEC, dated April 20, 2001. LJH Corporation shares voting and dispositive power with its principal stockholder, Lacy J. Harber. The address of LJH Corporation and Mr. Harber is 377 Neva Lane, Denison, Texas 75020.

 (3) Based upon a 13G/A filing with the SEC, dated January 30, 2002. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

 (4) Includes 260,000 shares subject to options exercisable within 60 days and 60,000 shares of restricted stock for which Mr. Corriveau has sole voting power only. Mr. Corriveau shares voting and dispositive power with respect to 74,545 shares owned of record by a family limited partnership. Mr. Corriveau disclaims beneficial ownership with respect to such shares.

 (5) Includes 260,000 shares subject to options exercisable within 60 days and 60,000 shares of restricted stock for which Mr. Corley has sole voting power only. Mr. Corley shares voting and dispositive power with respect to 99,559 shares owned of record by a family limited partnership. Mr. Corley disclaims beneficial ownership with respect to such shares.

 (6) Includes 25, 000 shares of restricted stock for which Mr. Hammett has sole voting power only.

 (7) Includes 56,00 shares subject to options exercisable within 60 days and 15,000 shares of restricted stock for which Mr. Smith has sole voting power only.

 (8) Includes 6,667 shares subject to options exercisable within 60 days and 8,000 shares of restricted stock for which Mr. Davis has sole voting power only.

 (9) Includes 27,500 shares subject to options exercisable within 60 days.

(10) Mr. Edison holds all of such shares as Trustee for the benefit of himself and others.

(11) Includes 27,500 shares subject to options exercisable within 60 days.

(12) Includes 30,000 shares subject to options exercisable within 60 days.

(13) Includes 12,500 shares subject to options exercisable within 60 days.

(14) Includes 27,500 shares subject to options exercisable within 60 days.

(15) Includes a total of 990,370 shares subject to options exercisable within 60 days and 282,000 shares of restricted stock for which such officers hold sole voting power only.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors shall consist of three or more directors, with the exact number to be determined by the affirmative vote of a majority of the Board of Directors. By resolution, the Board of Directors has set the number of directors of the Company at eight. The Company's Articles of Incorporation provide for the Board of Directors to consist of three classes of directors serving staggered terms of office, with each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a three-year term to serve until the election and qualification of their successors. Three current directors, David O. Corriveau, Mark A. Levy, and Christopher C. Maguire have been nominated for re-election at the Annual Meeting for a three-year term expiring in 2005. The other directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

     It is the intention of the persons named as proxies to vote the Proxies for election of each Mr. Corriveau, Mr. Levy, and Mr. Maguire as a director of the Company, unless the shareholders direct otherwise in their Proxies. Each director will be elected to hold office until the 2005 Annual Meeting of Shareholders or until his earlier death, resignation or removal. Each of Mr. Corriveau, Mr. Levy, and Mr. Maguire has consented to continue to serve as a director of the Company if re-elected. In the unanticipated event that Mr. Corriveau, Mr. Levy, or Mr. Maguire refuses or is unable to serve as a director, the Board of Directors, in its discretion, may designate a substitute or nominee or nominees (in which case the persons named as proxies will vote all valid Proxies for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until the Board locates a suitable candidate or candidates, or by resolution reduce the authorized number of directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NOMINEES LISTED BELOW. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE IN THE ELECTION

AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

DIRECTOR AND NOMINEE INFORMATION

     Based on information supplied by them, set forth below is certain information concerning the nominees for election as directors and the directors in other classes whose terms of office will continue after the Annual Meeting, including the name and age of each, their current principal occupations (which continued for at least the past five years unless otherwise indicated), the names and principal businesses of the corporations or other organizations in which their occupations are carried on, the year each was elected to the Board of Directors of the Company, their positions with the Company, and their directorships in other publicly held companies.

  NOMINEES FOR DIRECTOR (CURRENT TERMS EXPIRE 2002)

     Mr. Corriveau, 50, a co-founder of the Dave & Buster's concept in 1982, has served as Co-Chief Executive Officer and President since June 1995, and as a director of the Company since May 1995 and as Co-Chairman of the Board since February 1996. Mr. Corriveau served as President and Chief Executive Officer of D&B Holding (a predecessor of the Company) from 1989 through June 1995. From 1982 to 1989, Messrs. Corriveau and Corley operated the Company's business.

     Mr. Levy, 55, is founder and has been managing director of Alexander Capital Group, a private investment firm, since June 1998. He was a co-founder of The Levy Restaurants and served as its Vice Chairman from 1978 to 1998. The Levy Restaurants operates restaurants, food service and special concession operations throughout the United States. Mr. Levy has been a director of the Company since 1995.

     Mr. Maguire, 40, has served as CEO and President of Staubach Retail Services, a national retail real estate consulting company, since its inception in 1994. Mr. Maguire joined The Staubach Company, a Dallas-based national real estate brokerage firm in 1986 to form its Retail Services Division. Mr. Maguire has been a director of the Company since 1997.

  DIRECTORS CONTINUING IN OFFICE (TERMS EXPIRE 2003)

     Mr. Corley, 51, a co-founder of the Dave & Buster's concept in 1982, has served as Co-Chief Executive Officer and Chief Operating Officer since June 1995, and as a director of the Company since May 1995 and as Co-Chairman of the Board since February 1996. Mr. Corley served as Executive Vice President and Chief Operating Officer of D&B Holding from 1989 through June 1995. From 1982 to 1989, Messrs. Corley and Corriveau operated the Company's business.

     Mr. Edison, 46, has been the Chairman and Chief Executive Officer of the Baker's Footwear Group, Inc., formerly Weiss and Neuman Shoe Company, since October 1997. Mr. Edison has been a director of the Company since 1995.

     Mr. Henrion, 63, has served as a consultant to the Company's business since 1989, and has been a director of the Company since 1995. He has also been a consultant to the restaurant industry since 1983. From 1972 to 1981, Mr. Henrion served as Executive Vice President and a director of TGI Friday's, Inc.

  DIRECTORS CONTINUING IN OFFICE (TERMS EXPIRE 2004)

     Mr. Bernstein, 56, is founder of Morton's Restaurant Group, Inc. and has been its Chairman of the Board and Chief Executive Officer since its inception in 1988. Morton's owns and operates more than 65 restaurants, comprised of two distinct restaurant companies, Morton's of Chicago Steak Houses and Bertolini's Restaurants. Mr. Bernstein has been a director of the Company since 1996.

     Mr. Hallett, 50, has been engaged in the practice of corporate and securities law since 1976 and has been a partner of the Hallett & Perrin law firm since 1992. Mr. Hallett has been a director of the Company since 1998.

     The Board of Directors held four meetings in fiscal 2001. No director attended fewer than 75% of the meetings of the Board or of any committee of the Board on which he served during such period.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee, comprised of Messrs. Edison, Hallett and Maguire, recommends to the Board of Directors the appointment of the Company's independent auditors, reviews and approves the scope of the annual audit of the Company's financial statements, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors and periodically reviews and approves major accounting policies and significant internal accounting control procedures. The Audit Committee operates pursuant to its charter adopted during fiscal 2000, a copy of which was appended to the Company's Proxy Statement for the Annual Meeting held on June 14, 2001. The Audit Committee met four times during fiscal 2001.

     The Compensation Committee, comprised of Messrs. Levy and Bernstein, reviews and recommends compensation of officers and directors, administers equity plans and reviews major personnel matters. The Compensation Committee met three times during fiscal 2001.

     The Executive Committee, comprised of Messrs. Corriveau, Corley and Henrion, exercises all of the powers and authority of the Board of Directors in the management and affairs of the Company when the Board of Directors is not in session, except to the extent such authority is delegated to another committee. The Executive Committee did not meet during fiscal 2001.

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth information concerning cash compensation paid or accrued by the Company during fiscal 1999, 2000 and 2001 to or for the Company's Co-Chief Executive Officers and the three other highest compensated executive officers of the Company (collectively the "Named Executive Officers"). (Mr. Hammett and Mr. Davis are included as Named Executive Officers for fiscal 2001 based upon the annualized rate of compensation paid during the portion of fiscal 2001 for which they served.)

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION(1)    -------------------------------
                                    -----------------------    RESTRICTED       SECURITIES       ALL OTHER
                                      SALARY       BONUS      STOCK AWARDS      UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR      ($)          ($)          ($)(2)      OPTIONS/SARS (#)      ($)(3)
---------------------------  ----   ----------   ----------   ------------   ----------------   ------------
David O. Corriveau.........  2001    $498,077     $100,000            --         150,000          $115,385
(Co-CEO)                     2000    $391,346           --      $480,000         120,000                --
                             1999    $352,500     $ 35,000            --          90,000                --

James W. Corley............  2001    $498,077     $100,000            --         150,000          $115,385
(Co-CEO)                     2000    $391,346           --      $480,000         120,000                --
                             1999    $352,500     $ 35,000            --          90,000                --

Charles Michel(4)..........  2001    $189,260           --            --          15,000          $157,799
(former Vice President       2000    $186,977           --      $120,000          20,000                --
and CFO)                     1999    $175,356     $ 16,250            --          30,000                --

W.C. Hammett(5)............  2001    $ 34,615     $ 10,000      $161,250          75,000               838
(Vice President and CFO)     2000          --           --            --              --                --
                             1999          --           --            --              --                --

                                                                  LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION(1)    -------------------------------
                                    -----------------------    RESTRICTED       SECURITIES       ALL OTHER
                                      SALARY       BONUS      STOCK AWARDS      UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR      ($)          ($)          ($)(2)      OPTIONS/SARS (#)      ($)(3)
---------------------------  ----   ----------   ----------   ------------   ----------------   ------------
Sterling R. Smith..........  2001    $205,577     $ 25,000            --          70,000          $ 51,845
(Vice President of
  Operations)                2000    $187,115           --      $120,000          20,000                --
                             1999    $173,269     $ 22,900            --          30,000                --

John S. Davis(6)...........  2001    $134,712     $ 17,500      $ 63,200          20,000          $  5,559
(Vice President, General     2000          --           --            --              --                --
Counsel and Secretary)       1999          --           --            --              --                --

---------------

(1) The value of perquisites and other personal benefits is not reported where such amount does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

(2) Restricted stock is valued at the closing price of the Company Common Stock on the grant dates. Mr. Hammett was awarded 25,000 shares of restricted stock during the last fiscal year, all of which vest on December 1, 2006. Mr. Davis was awarded 8,000 shares of restricted stock during the last fiscal year, of which shares vest on June 5, 2007, or earlier contingent upon the Company reaching specific financial performance measures.

(3) Includes retention bonuses awarded during fiscal year and matching contributions made to the Company's 401(k) Plan.

(4) Mr. Michel resigned from his employment with the Company on November 30, 2001. Other compensation for Mr. Michel includes severance payments.

(5) Mr. Hammett joined the Company on December 1, 2001.

(6) Mr. Davis joined the Company on April 16, 2001.

EMPLOYMENT AGREEMENTS

     Effective April 3, 2000, the Company entered into employment agreements with each of Messrs. Corriveau and Corley (the "Employment Agreements"). Under the terms of the Employment Agreements, each of Messrs. Corriveau and Corley are entitled to a base salary of $400,000, or such higher amount as the Compensation Committee may determine from time to time. They also are entitled to participate in the executive incentive bonus plan and in any other bonus arrangement mutually agreed between them and the Company. The Employment Agreements continually renew after an initial one-year period on a rolling one-year basis. Contemporaneously with the Employment Agreements, the Company also entered into Executive Retention Agreements with each of Messrs. Corriveau and Corley. In fiscal 2001, the Company also entered into Executive Retention Agreements with Mr. Hammett, Mr. Smith and Mr. Davis, as well as other executive officers of the Company. These Executive Retention Agreements provide for guaranteed severance payments equal to two times the annual compensation of the executive officers (base salary plus cash bonus award) and continuation of health and similar benefits for a two year period upon termination of employment without cause within one year after a change of control of the Company. In the case of Messrs. Corriveau and Corley, if the officer remains employed with the Company through the first anniversary date following a change of control, a special bonus equal to one year's compensation will be paid.

     The Company has entered into related trust agreements to provide for payment of amounts under its non-qualified deferred compensation plans and the Executive Retention Agreements. Full funding is required in the event of a change of control.

STOCK PLAN INFORMATION

     The following table sets forth information regarding the grant of stock options during fiscal 2001 under the Dave & Buster's 1995 Stock Incentive Plan (the "Stock Plan") to the Named Executive Officers:

  OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE VALUE
                                       PERCENT OF TOTAL                                            AT ASSUMED ANNUAL RATES
                                         OPTIONS/SARS                                            OF STOCK PRICE APPRECIATION
                                          GRANTED TO                                                 FOR OPTION TERM(1)
                        OPTIONS/SARS     EMPLOYEES IN     EXERCISE OR BASE                       ---------------------------
NAME                    GRANTED (#)      FISCAL YEAR        PRICE ($/SH)      EXPIRATION DATE       5% ($)        10% ($)
----                    ------------   ----------------   ----------------   -----------------   ------------   ------------
David O. Corriveau....    100,000           11.17%            $6.1000        December, 2011        $383,626       $972,183
                           50,000            5.58%            $8.6200        March, 2011           $271,054       $686,903

James W. Corley.......    100,000           11.17%            $6.1000        December, 2011        $383,626       $972,183
                           50,000            5.58%            $8.6200        March, 2011           $271,054       $686,903

Charles Michel........     15,000            1.68%            $8.6200        February 20, 2002           (2)            (2)

W.C. Hammett..........     75,000            8.38%            $6.4500        December, 2011        $304,228       $770,973

Sterling R. Smith.....     50,000            5.58%            $6.1000        December, 2011        $191,813       $486,091
                           20,000            2.23%            $8.6200        March, 2011           $108,421       $274,761

John S. Davis.........     20,000            2.23%            $7.9000        April, 2011           $ 99,365       $251,811

---------------

(1) The 5% and 10% assumed compounded annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2) Mr. Michel resigned from the Company on November 30, 2001. As per the 1995 Stock Option Plan's termination schedule, all unexercised options expired on February 20, 2002.

     The following table sets forth certain information with respect to the options held by the Named Executive Officers at February 3, 2002 and options exercised during the fiscal year then ended:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                                                        IN-THE-MONEY OPTION
                                                         NUMBER OF UNEXERCISED                  AT
                                                      OPTIONS AT FEBRUARY 3, 2002       FEBRUARY 3, 2002(1)
                                                      ---------------------------   ---------------------------
                          SHARES          VALUE       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                   EXERCISED (#)   REALIZED ($)       (#)            (#)            ($)            ($)
----                   -------------   ------------   -----------   -------------   -----------   -------------
David O. Corriveau...         0               0         196,667        213,333        $25,500       $235,000
James W. Corley......         0               0         196,667        213,333        $25,500       $235,000
Charles Michel.......         0               0          73,667              0        $ 6,000              0
W.C. Hammett.........         0               0               0         75,000              0       $127,500
Sterling R. Smith....         0               0          28,834         56,666        $ 3,001       $ 46,999
John S. Davis........         0               0               0         20,000              0       $  5,000

---------------

(1) Based upon the closing price of the Common Stock of the Company on February 3, 2002 of $8.15 per share.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") has furnished the following report on executive compensation. The Compensation Committee report documents the components of the Company's executive officer compensation programs and describes the compensation philosophy on which fiscal year 2001 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Co-Chief Executive Officers and the three other executive officers that are named in the compensation tables who are currently employed by the Company (the "Named Executive Officers"). The Compensation Committee, composed solely of non-employee directors, also administers the Stock Plan.

  COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company to ensure that executive compensation is directly linked to continuous improvements in corporate performance and increases in stockholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

     - Provide a competitive total executive compensation package that enables the Company to attract and retain key executives.

     - Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

     - Provide variable compensation opportunities that are directly linked with the performance of the Company.

  CASH COMPENSATION

     Cash compensation includes base salary and the Company's annual incentive plan awards. The base salary of each of the Company's executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the average level of salaries paid in the competitive market in which the Company competes for comparable executive ability and experience. Annually, the performance of each Named Executive Officer is reviewed by the Compensation Committee using information and evaluations provided by the Co-CEOs (the Co-CEOs review the performance of all other senior management) taking into account the Company's operating and financial results for that year, the contribution of each executive officer to such results, the achievement of goals established for each such executive officer at the beginning of each year, and competitive salary levels for persons in those positions in the markets in which the Company competes. To assist in its deliberations, the Compensation Committee is provided market competitive base salary and incentive compensation information for a number of representative companies in the industry for comparison purposes. Following its review of the performance of the Company's Named Executive Officers, the Compensation Committee Chairman reports the Compensation Committee's recommendations for salary increases and incentive awards to the Board of Directors.

     The Company's executive incentive plan (EIP) is designed to recognize and reward those employees that make significant contributions to the Company's annual business plan. The Compensation Committee believes the EIP should be the principal short-term incentive program for providing cash bonus opportunities for the Company's executives contingent upon operating results and the achievement of individual performance objectives. The fiscal 2001 EIP corporate financial target was earnings before income taxes and depreciation (EBITDA), which counts 75% towards the EIP bonus awarded, while individual performance objective count 25% toward such award. The Compensation Committee will continue to review and modify the performance goals for the EIP as necessary to ensure reasonableness, achievability, and consistency with overall Company objectives and shareholder expectations. In 2001, annual base salary increases and incentive compensation awards for all of the Named Executive Officers were approved by the Compensation Committee and reported to the Board of Directors. The Compensation Committee believes the recommended salary increases and incentive awards were warranted and consistent with the performance of such executives during fiscal year 2001 based on the Compensation Committee's evaluation of each individual's overall contribution to accomplishing the Company's fiscal year 2001 corporate goals and of each individual's achievement of individual goals during the year.

     In certifying fiscal year 2001 EIP results, the Compensation Committee recognized that the EBITDA target for financial performance had not been met. Therefore, incentive compensation awards for fiscal 2001 were based solely on individual performance factors.

  LONG-TERM INCENTIVES

     The Compensation Committee believes that it is essential to align the interests of Dave & Buster's executives and other key management personnel responsible for the growth of the Company with the interests of the Company's stockholders. The Compensation Committee believes that this objective is best accomplished through the provision of stock-based incentives that align themselves to enhancing the Company's value, as set forth in the Company's Stock Plan. Because the Company does not maintain any qualified retirement programs, the Stock Plan also serves as the opportunity to generate additional wealth to be used for later retirement needs.

     The Compensation Committee will continue to review long-term incentives and make recommendations, where it deems appropriate, to the Company's Board of Directors, from time to time, to assure the Company's executive officers and other key employees are appropriately motivated and rewarded based on the long-term financial success of the Company.

  CO-CEO COMPENSATION

     In determining the base compensation of Mr. Corriveau and Mr. Corley, Co-Chief Executive Officers for fiscal 2001, the Compensation Committee considered the Company's operating and financial results for fiscal year 2000, evaluated their individual performance and substantial contribution to Company results, and considered the compensation range for other chief executive officers of companies in the industry. Based on that review and assessment, the Compensation Committee recommended, and the Company's Board of Directors approved, an increase in Mr. Corriveau and Mr. Corley's base salary to $500,000 per year effective April 1, 2001. At such time, the Compensation Committee also granted a one-time retention bonus award of $100,000 each to Mr. Corriveau and Mr. Corley. In April 2002, Mr. Corriveau and Mr. Corley each received an incentive bonus award of $100,000 under the EIP for performance during fiscal 2001. In determining the amount of incentive compensation for fiscal 2001, the Compensation Committee recognized that the Company did not achieve the financial targets under the EIP for 2001, and based such awards solely on individual performance objectives applicable to Mr. Corriveau and Mr. Corley under the EIP. Mr. Corriveau and Mr. Corley were each granted 50,000 stock options under the Stock Plan in March 2001 at an exercise price of $9.62 and 100,000 shares in December 2001 at an exercise price of $6.10. In each case, the exercise price was equal to the fair market value of the Company's common stock on the date of grant.

  SUMMARY

     As a result of pay-for-performance concepts incorporated in Dave & Buster's executive compensation program, the Compensation Committee believes that the total compensation program for executive officers of the Company is competitive with the compensation programs provided by other companies with which the Company competes, emulates programs of high-performing companies and will serve the best interests of the shareholders of the Company. The Compensation Committee also believes this program will provide opportunities to participants that are consistent with the expectations of the Board and with the returns that are generated on the behalf of the Company's stockholders.

                                          Mark A. Levy, Chairman
                                          Allen J. Bernstein

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no additional compensation for their attendance at meetings of the Board or any of its committees of which they are members. Directors who are not employees of the Company receive $8,000 as an annual retainer, $1,000 for participation in each Board meeting and $800 for participation in each committee meeting. When participation in a Board or committee meeting is by telephone, the fee paid is one-half of the amount reported above. Non-employee directors (excluding those directors who were stockholders prior to the adoption of the Directors Plan) have been granted stock options under such plan.

CERTAIN FILINGS BY EXECUTIVE OFFICERS AND DIRECTORS

     Under the securities laws of the United States, the Company's directors, executive officers and persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. Based solely on a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that the following persons were delinquent in filing a report on Form 5 for the 2001 fiscal year in respect of certain option grants: David O. Corriveau, James W. Corley, Barry N. Carter, Barbara G. Core, Nancy J. Duricic, Cory J. Haynes, Jeffrey A. Jahnke, Reginald M. Moultrie, Stuart A. Myers, R. Lee Pitts, J. Michael Plunkett, Sterling R. Smith and Bryan L. Spain.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves as member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

CERTAIN TRANSACTIONS

     Pursuant to a consulting agreement between the Company and Mr. Henrion, the Company pays consulting fees of $12,500 per month to Mr. Henrion, a director of the Company, for advisory services relating to international licensing activities, expansion and site selection, market analysis, improvement and enhancement of the Company's business and other similar activities. The agreement expires in January 2005.

     On December 29, 2000, the Company entered into a sale/leaseback transaction with Cypress Equities, Inc. for its San Diego, California location, whereby the Company received $8.0 million in exchange for committing to lease payments of approximately $6.3 million over 20 years with options for renewal. Mr. Maguire, a director of the Company, is the managing member of Cypress Equities, Inc. Payments to Cypress Equities, Inc. for rent during fiscal 2001 were approximately $1,242,400.

     Hallett & Perrin, P.C. provides legal services to the Company from time to time. Mr. Hallett, a shareholder of Hallett & Perrin, is a director of the Company. Total fees paid by the Company to Hallett & Perrin in fiscal 2001 did not exceed $60,000.

     Each of the foregoing transactions were on terms at least as favorable to the Company as those which could be obtained from unaffiliated third parties.

STOCK PRICE PERFORMANCE

     Set forth below is a line graph indicating a comparison of cumulative total returns (change in stock price plus reinvested dividends) for the Company's common stock for the five fiscal years ended February 2, 2002, as contrasted with (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Smallcap Restaurant Stock Composite Index. The Standard & Poor's Restaurant Stock Index, which the Company has previously used for comparative purposes, was discontinued in 2001, and is reflected on the graph only through February 4, 2001. The Company has elected to replace such industry index with the S&P Smallcap Restaurant Stock Index which is reflected in the graph for the full five fiscal years ended February 3, 2002. Each index assumes $100 invested at February 2, 1997 and is calculated assuming reinvestment of dividends.

                              [PERFORMANCE CHART]

----------------------------------------------------------------------------------------------------------------
                                     02/02/97     02/01/98     01/31/99     01/30/00     02/04/01     02/03/02
----------------------------------------------------------------------------------------------------------------
 Dave & Buster's, Inc.                100.00       150.45       156.22        47.93        69.94        57.87
 S&P 500                              100.00       126.91       168.14       185.54       171.65       142.74
 S&P Restaurants                      100.00       104.67       171.39       154.18       137.22           --
 S&P Smallcap Restaurants             100.00       127.63       127.29       106.04       140.62       208.11

                            STOCKHOLDERS' PROPOSALS

     Any proposals that stockholders of the Company desire to have presented at the annual meeting of stockholders following the conclusion of the 2002 fiscal year must have been received by the Company at its principal executive offices no later than February 28, 2003.

                                 MISCELLANEOUS

REPORT OF THE AUDIT COMMITTEE

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended February 3, 2002. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with the Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended February 3, 2002.

                                          Peter A. Edison, Chairman
                                          Bruce H. Hallett
                                          Christopher C. Maguire

     Independence of Accountants. Ernst & Young, LLP served as the Company's independent accountants for the fiscal year ended February 3, 2002 and has been selected to serve in such capacity for the current year. For the year ended February 3, 2002, the Company paid Ernst & Young, its independent auditors, the following amounts:

Audit Fees..................................................   $138,000
Financial Information Systems & Design Implementation
  Services..................................................          0
Tax Services................................................    140,074
All Other Fees..............................................    145,921

     The Audit Committee concluded that the above mentioned non-audit services did not adversely impact the independence of Ernst & Young.

     Representatives of Ernst & Young are expected to present at the Annual Meeting, they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Proxy Solicitation. The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Internet and Telephone Voting. For shares that are beneficially owned and held in "street name" through a broker, stockholders will have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP Investor Communication Services ("ADP"). Votes submitted electronically via the Internet or by telephone through this program must be received by 4:00 p.m., New York time, on June 10, 2002. The giving of such a proxy will not affect the right to vote in person, should the stockholder decide to attend the Annual Meeting. The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholder instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.